EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors and Stockholders of

Boyd Gaming Corporation and Subsidiaries:

We consent to the incorporation by reference in Registration Statements No. 333-17941, No. 333-68130, No. 333-79895 and No. 333-90840 of Boyd Gaming Corporation on Form S-8 of our report dated March 3, 2004, which report expresses an unqualified opinion and includes an explanatory paragraph on the Company’s adoption of Statement of Accounting Standards No. 142, “Goodwill and Other Intangible Assets” appearing in this Annual Report on Form 10-K of Boyd Gaming Corporation for the year ended December 31, 2003.

/s/    DELOITTE & TOUCHE, LLP

Las Vegas, Nevada

March 3, 2004